Exhibit 10.63

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into by and among AMC ENTERTAINMENT INC., a Delaware corporation (“AMCE”), AMERICAN MULTI-CINEMA, INC., a Missouri corporation (“AMC” and, collectively with AMCE, the “Company”), and SAMUEL D. GOURLEY (“Employee”). In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.                                       Duties. During the Term (as defined in Section 2) of his employment by the Company under this Agreement, Employee shall devote his full time and attention to the business of the Company as directed by the President, AMC Film Marketing, and Executive Vice President (“EVP”), North America Film Operations, or such other designees as determined by AMC’s President and Chief Operating Officer.

2.                                       Term. The term of this Agreement shall commence as of July 1, 2001 and shall terminate on June 30, 2002 or sooner as provided in Section 6 below (such period, as it may be extended, the “Term”). On each July 1 hereafter, commencing in 2002, one year shall be added to the Term of Employee’s employment with the Company under this Agreement, so that as of each July 1 the Term of Employee’s employment hereunder shall be one (1) year.

3.                                       Compensation.

(a)                                 Base Salary. During the Term of his employment by the Company under this Agreement, Employee shall receive an annual salary of $197,608.00 (“Base Salary”) plus an additional $17,500.00 on an annual basis as a market allowance (to be paid as long as Employee is employed by Company in an area which the Company designates as a “market allowance area”) (all less withholding for applicable taxes), payable in accordance with the Company’s payroll procedures for its salaried employees, subject to such increases as may be determined by the President, AMC Film Marketing and EVP North America Film Operations, with the approval of AMC’s President and Chief Operating Officer.

(b)                                Bonus. In addition to Base Salary, Employee shall be eligible to receive an annual bonus (the “Bonus”) as determined from time to time by the President, AMC Film Marketing and EVP North America Film Operations, with the approval of AMC’s President and Chief Operating Officer based on the Company’s applicable incentive compensation program, as such may exist from time to time.

(c)                                 Benefits. During the Term of Employee’s employment by the Company under this Agreement, Employee also shall be eligible for the benefits offered by the Company from time to time to the Company’s other executive officers (such as group insurance, pension plans, thrift plans, stock purchase plans and the like). Nothing herein shall be construed so as to prevent the Company from modifying or terminating any employee benefit plans or programs it may adopt from time to time.

(d)                                 Automobile. During the Term of Employee’s employment by the Company under this Agreement, the Company shall provide Employee with a Company owned or leased automobile or an equivalent automobile allowance.

4.                                       Expense Reimbursements. During the Term of Employee’s employment by the Company under this Agreement, the Company shall reimburse Employee for business travel and entertainment expenses reasonably incurred by Employee on behalf of the Company in accordance with the Company’s procedures, as such may exist from time to time.

5.                                       Termination. Employee’s employment by the Company under this Agreement shall be terminated upon the earliest to occur of the following events:

(a)                                  Resignation. Employee’s resignation or other voluntary departure.

(b)                                 Death. The death of Employee.

(c)                                  Disability. If, as a result of Employee’s incapacity due to physical or mental illness, (i) Employee shall not have been regularly performing his duties and obligations hereunder for a period of one hundred twenty (120) consecutive days (a “Disability”), (ii) the Company has given Employee the written Notice of Termination pursuant to Section 6(a) hereof, and (iii) within thirty (30) days after the Company gives Employee such written Notice of Termination (which may occur before or after the end of such 120 day period), Employee shall not have returned to the performance of his duties and obligations hereunder on a regular basis.

(d)                                 Cause. Employee is terminated for Cause. For purposes of this Agreement, “Cause” is defined as (i) the willful and continued failure by Employee to perform substantially his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), or (ii) the willful engaging by Employee in misconduct which is materially and demonstrably injurious to the Company. For purposes of this Agreement, no act, or failure to act, on the part of Employee shall be considered “willful” unless such act was committed, or such failure to act occurred, in bad faith and without reasonable belief that Employee’s act or failure to act was in the best interests of the Company.

(e)                                  Without Cause. The employment of Employee by the Company under this Agreement may be terminated without Cause with severance at any time by the President, AMC Film Marketing and EVP North America Film Operations, with approval from AMC’s President and Chief Operating Officer, in their sole discretion. In the event of payment of severance without Cause, Employee shall receive the severance amount specified in paragraph 7(c) herein and in such case, Employee will not receive severance under the AMC Severance Pay Plan.

(f)                                    Change of Control. Employee terminates his employment by the Company hereunder due to the occurrence of any one or more of the events described in clauses (i), (ii) and (iii) below subsequent to a Change of Control (as defined below), provided that Employee has given the Company the written Notice of Termination pursuant to Section 6(a) hereof within sixty (60) days of the occurrence of any such event:

(i)                                     a substantial adverse alteration in Employee’s responsibilities from those in effect immediately prior to the Change of Control;

(ii)                                  a reduction in Employee’s Base Salary below the rate that is in effect immediately prior to the Change of Control; or

(iii)                               a material reduction in the benefits provided to Employee by the Company prior to the Change of Control.

For purposes of this Agreement a “Change of Control” means (i) a merger, consolidation or similar transaction involving the Company after which holders of the Company’s stock before such transaction do not own at least 50% of the combined voting power of all shares generally entitled to vote in the election of the members of the Board of Directors of the surviving entity, (ii) the acquisition by any person or group (other than Apollo or the holders of Class B Stock on the Initial Issuance Date), so long as neither Apollo nor such holders of Class B Stock is a part of such group (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder), of beneficial ownership of at least 50% of the combined voting power of all shares generally entitled to vote in the election of the members of the Board of Directors of the Company, or (iii) the sale of all or substantially all of the assets of the Company or similar transaction (the determination of aggregate voting power to recognize that the Company’s Class B Stock has ten votes per share and the Company’s Common Stock has one vote per share).

“Apollo” means Apollo Management IV, L.P., Apollo Management V, L.P. and their affiliates.

“Class B Stock” means the Class B Stock, par value $0.66 2/3 per share, of the Company.

“Common Stock” means the Common Stock, par value $0.66 2/3 per share, of the Company.

“Initial Issuance Date” means April 19, 2001, the first date of issuance of the Preferred Stock (as defined in the Investment Agreement described below, which definition is incorporated herein by this reference) pursuant to the closing of the Investment Agreement.

“Investment Agreement” means the Investment Agreement entered in as of April 19, 2001 among the Company and certain investors named therein.

(g)                                 Retirement. The retirement of the Employee at or after age 65.

6.                                       Termination Procedure.

(a)                                  Notice of Termination. Any termination of the Company’s employment of Employee, either by the Company or by Employee (other than termination pursuant to Section 5(a) or (b) hereof), shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall, where applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee under the provisions so indicated.

(b)                                 Date of Termination. “Date of Termination” shall mean (i) if Employee’s employment by the Company is terminated by Employee’s resignation, retirement or other voluntary departure, the date of such event, (ii) if Employee’s employment by the Company is terminated by his death, the date of death, (iii) if Employee’s employment by the Company is terminated pursuant to Section 5(c) hereof, thirty (30) days after Notice of Termination is given (provided that Employee shall not have again become available for service to the Company on a regular basis during such thirty (30) day period), (iv) if Employee’s employment by the Company is terminated for Cause, the date specified in the Notice of Termination, and (v) if Employee’s employment by the Company is terminated for any other reason, the date on which a Notice of Termination is given.

7.                                       Compensation During Disability or Upon Termination.

(a)                                  During Disability. During any period that Employee fails to perform his duties under this Agreement as a result of incapacity due to physical or mental illness (a “disability period”), Employee shall continue to receive his Base Salary at the rate then in effect for such period until his employment by the Company is terminated pursuant to Section 5(c) hereof, provided that payments so made to Employee during the first 180 days of any such disability period shall be reduced by the sum of the amounts, if any, paid to Employee at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment. Employee shall also receive a pro rata portion of the Bonus described in Section 3(b) pursuant to the Company’s applicable incentive compensation program (the amount of such pro rated Bonus to be determined as though the target level (or if there is no target level, at 45% of the Base Salary at the rate then in effect) was attained, multiplied by a fraction, the numerator of which is the number of completed months in the then current Bonus program year and the denominator of which is 12), as such may exist from time to time.

(b)                                 Termination for Employee Resignation, Cause or Retirement. If Employee’s employment by the Company is terminated pursuant to Section 5(a), (d) or (g), the Company shall pay Employee his accrued but unpaid Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to Employee under this Agreement. If Employee’s employment by the Company is terminated by Employee’s retirement, Employee shall also receive a pro rata portion of the Bonus described in Section 3(b) pursuant to the Company’s applicable incentive compensation program (the amount of such pro rated Bonus to be determined as though the target level (or if there is no target level, at 45% of the Base Salary at the rate then in effect) was attained, multiplied by a fraction, the numerator of which is the number of completed months in the then current Bonus program year and the denominator of which is 12), as such may exist from time to time.

(c)                                  Termination for Death, Disability, Without Cause or by Employee due to a Change of Control. If Employee’s employment by the Company is terminated pursuant to Section 5(b), (c), (e) or (f), the Company shall pay to Employee or his personal representative a lump sum amount equal to one year Base Salary plus the amount of any annual market allowance (less withholding for applicable taxes) of Employee in effect on the Date of Termination.

8.                                       Confidentiality. Employee acknowledges that he knows and in the future will know information relating to the Company and its affiliated companies and their respective operations that is confidential or a trade secret. Such information includes information, whether obtained in writing, in conversation or otherwise, concerning corporate strategy, intent and plans, business operations, pricing, costs, budgets, equipment, the status, scope and term of pending acquisitions, negotiations and transactions, the terms of existing or proposed business arrangements, contracts and obligations, and corporate and financial reports. Such confidential or trade secret information shall not, however, include information in the public domain unless Employee has, without authority, made it public.

Employee shall (a) not disclose such information to anyone except in confidence and as is necessary to the performance of his duties for the Company, (b) keep such information confidential, (c) take appropriate precautions to maintain the confidentiality of such information, and (d) not use such information for personal benefit or the benefit of any competitor or any other person.

Upon termination of his employment by the Company under this Agreement, Employee shall return all materials in his possession or under his control that were prepared by or relate to the Company or its affiliates, including, but not limited to, materials containing confidential information, files, memorandums, price lists, reports, budgets and handbooks.

Employee’s obligation under this Section 8 shall survive the termination of Employee’s employment by the Company under this Agreement.

9.                                       Equitable Remedies. The parties acknowledge that irreparable damage will result to the Company from any violation of Section 8 above by Employee. The parties expressly agree that, in addition to any and all remedies available to the Company for any such violation, the Company shall have the remedy of restraining order and injunction and any such equitable relief as may be declared or issued to enforce the provisions of Section 8 above and Employee agrees not to claim in any such equitable proceeding that a remedy at law is available to the Company. Notwithstanding anything contained herein to the contrary and if, and only if, any provision of the type contained in Section 8 above, as the case may be, is enforceable in the jurisdiction in question, if any one or more of the provisions contained in such section shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law in such jurisdiction as it shall then appear.

10.                                 Successors: Binding Agreement.

(a)                                  Company Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)                                 Employee’s Successors. This Agreement and all rights hereunder shall be binding upon, inure to the benefit of and be enforceable by Employee’s personal or legal representatives and heirs.

11.                                 Notices.    All notices, requests, demand or other communications under this Agreement shall be in writing addressed as follows:

(a)                                  If to the Company, to:

Raymond F. Beagle, Jr.

Lathrop & Gage L.C.

2345 Grand Boulevard

Kansas City, Missouri 64108

(b)                                 If to Employee, to:

Samuel D. Gourley

2730 Rocky Point Court

Thousand Oaks, CA 91362

Any such notice, request, demand or other communication shall be effective as of the date of actual delivery thereof. Either party may change such notice address by written notice as provided herein.

12.                                 Total Compensation. The compensation to be paid to Employee under this Agreement shall be in full payment for all services rendered by Employee in any capacity to the Company or any affiliate of the Company.

13.                                 Additional Potential Compensation. Nothing in this Agreement shall prohibit the Company from awarding additional compensation to Employee if it is determined that such compensation is warranted based on Employee’s performance.

14.                                 Other Provisions. This Agreement shall be governed by the laws of the State of Missouri. This Agreement represents the entire agreement of the parties hereto and shall not be amended except by a written agreement signed by all the parties hereto. This Agreement supersedes any prior oral or written agreements or understandings between the Company or any affiliate of the Company and Employee. This Agreement shall not be assignable by one party without the prior written consent of the other party, except by the Company if it complies with Section 10 above. In the event one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement or any other application thereof shall not in any way be affected or impaired thereby. Section headings herein have no legal significance.

15.                                 Arbitration. Any legal dispute related to this Agreement and/or any claim related to this Agreement, or breach thereof, shall, in lieu of being submitted to a court of law, be submitted to arbitration, in accordance with the applicable dispute resolution procedures of the American Arbitration Association. The award of the arbitrators shall be final and binding upon the parties.

The parties hereto agree that (i) three arbitrators shall be selected pursuant to the rules and procedures of the American Arbitration Association, (ii) at least one arbitrator shall be a licensed attorney, (iii) the arbitrators shall have the power to award injunctive relief or to direct specific performance, (iv) each of the parties, unless otherwise provided by applicable law and procedures, shall bear its own attorneys’ fees, costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration, and (v) the arbitrators shall award to the prevailing party a sum equal to that party’s share of the arbitrators’ and administrative fees of arbitration.

Nothing in this section shall be construed as providing Employee a cause of action, remedy or procedure that Employee would not otherwise have under this Agreement or the law. Employee understands that in signing this Agreement he is waiving any right that he may have to a jury trial or a court trial of any legal dispute or claim as set forth above.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

AMC ENTERTAINMENT INC.,
a Delaware corporation

By:	/s/ Peter C. Brown
Peter C. Brown, Chairman of the Board,
President and Chief Executive Officer

AMERICAN MULTI-CINEMA, INC.,
a Missouri corporation

By:	/s/ Philip M. Singleton
Philip M. Singleton, President and
Chief Operating Officer

/s/ Samuel D. Gourley
SAMUEL D. GOURLEY, EMPLOYEE